WidePoint Reports First Quarter Revenue of $7.2 Million

New subsidiary iSYS drives 148% year over year revenue increase

WASHINGTON, D.C., May 20, 2008 — WidePoint Corporation (AMEX: WYY), a leading provider of advanced information technology, identity assurance and mobile telecom expense management services, today announced financial results for the first fiscal quarter ended March 31, 2008.

Revenues in the first quarter were approximately $7.2 million, an increase of 148% compared to $2.9 million in the first quarter of 2007. Mobile telecom managed services, a new reporting segment reflecting the acquisition of iSYS, LLC in January 2008, contributed over $4 million of the increase in revenues. Compared to the first quarter of 2007, and prior to being acquired by WidePoint, the mobile telecom managed services segment experienced revenue growth of approximately 53% in the first quarter of 2008.

First quarter revenue in the company’s PKI and managed services segment increased by 145% to $760,000 from $310,000 in the comparable period due to the continued roll out of credentialing programs to multiple federal government agencies and contractors. Revenue in the consulting services segment declined by $640,000 from $2.5 million a year ago to approximately $1.9 million in Q1 ‘08 due to delayed starts on late-period contract awards, which will begin to be recognized in the second quarter of 2008.

The company’s gross profit in Q1 ‘08 was approximately $1.1 million or 15% of revenues, an increase of approximately $376,000 over gross profit of approximately $728,000 or 26% of revenues in Q1 ‘07. WidePoint anticipates improvements in costs of sales on a percentage basis as managed services segments add economies of scale and upfront start-up expenses related to new contract awards and implementations are realized.

General and administrative expenses in Q1 ‘08 were approximately $1.7 million or 23% of revenues compared to approximately $937,000 or 33% of revenues in Q1 ‘07. The increase was primarily attributable to the acquisition of iSYS and an increase of approximately $300,000 associated with FAS 123R stock compensation expense for options which were issued to key iSYS personnel which have been expensed in the first quarter and will not re-occur.

As a result of the above, the company’s net loss for Q1 ‘08 was approximately $863,000 as compared to a net loss of approximately $376,000 in Q1 ‘07.

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The company met its top-line guidance for the first quarter of 2008 and continues to forecast upside revenue growth in the second quarter. WidePoint forecasts a sequential increase in revenue growth in the second quarter across all three segments and believes this trend will continue into the near future. As a result of new contract wins and modifications to existing contracts late in the first quarter and certain start-up costs related to those efforts, the company believes that second quarter margins will improve over the first quarter, resulting in increases in operational profitability. As a result of these projected improvements in revenue, gross margins and general and administrative expenses, WidePoint is forecasting improved financial performance across the board in the second quarter.

Recent Highlights

•	Department of Homeland Security contract award and modification.
•	Department of Defense contract awards with Department of the Army, Defense Logistics Agency, Washington Headquarters Services, Office of the Secretary of Defense and Pentagon Force Protection Agency.
•	Transportation Security Agency contract expansion.
•	Federal Election Commission contract award.
•	General Services Administration award of the Federal Strategic Sourcing Initiative (FSSI).
•	Expansion of several strategic relationships.
•	Certified by FiXs.
•	Appointment of Ron Oxley as EVP of sales, marketing, and business strategy.

WidePoint CEO Steve Komar said, “As we move into our second quarter we are confident that we have invested in and built a foundation and market position for each of our business segments that will allow us to accelerate the growth of revenues, margins and earnings improvements during the second quarter of 2008, the remainder of 2008, and beyond. Recognizing the recent contract awards and modifications in support of our enhanced managed service offerings and proprietary applications, we are convinced that our near-term financial results will be enhanced and our favorable competitive position in the marketplace strengthened.”

The company will hold a conference call at 4:30 P.M. Eastern today to discuss the first quarter financial results and the company’s future activities. To participate, call 800-762-8779 any time after 4:20 p.m. Eastern. International callers should dial 480-629-9031. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

About WidePoint

WidePoint is a leading provider of advanced information technology products and services including identity management and information assurance services, forensic informatics and wireless technology services. WidePoint has three wholly owned subsidiaries holding major contracts, Operational Research Consultants, Inc. (ORC), and iSYS, LLC, and WidePoint Illinois. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

An investment profile about WidePoint may be found at http://www.hawkassociates.com/profile/wyy.cfm.

For investor relations information regarding WidePoint, visit http://www.hawkassociates.com and http://www.americanmicrocaps.com, or contact Frank Hawkins or Cale Smith, Hawk Associates, at 305-451-1888, e-mail: widepoint@hawkassociates.com. To receive notification of future releases via e-mail, subscribe at http://www.hawkassociates.com/about/alert/.

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Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$2,318,760	$1,831,991
Accounts receivable	7,465,067	4,808,832
Prepaid expenses and other assets	697,552	328,539

Total current assets	10,481,379	6,969,362

Property and equipment, net	472,730	435,859
Goodwill	7,357,252	2,526,110
Intangibles, net	2,964,355	1,165,461
Other assets	166,427	167,164

Total assets	$21,442,143	$11,263,956

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$1,769,892	$--
Accounts payable	5,156,697	2,715,180
Accrued expenses	1,593,465	707,886
Deferred revenue	371,064	96,674
Short-term portion of capital lease obligation	116,552	118,246

Total current liabilities	9,007,670	3,637,986

Long-term debt, net of current portion	$3,512,078	$--
Capital lease obligation, net of current portion	135,959	162,976

Total liabilities	12,655,707	3,800,962
Stockholders’ equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 54,090,697
and 52,558,697 shares issued and outstanding, respectively	54,091	52,559
Stock warrants	38,666	38,666
Additional paid-in capital	63,057,843	60,873,273
Accumulated deficit	(54,364,164)	(53,501,504)

Total stockholders’ equity	8,786,436	7,462,994

Total liabilities and stockholders’ equity	$21,442,143	$11,263,956

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenues, net	$7,150,565	$2,852,370
Cost of sales (including amortization and depreciation of
$213,906 and $110,049, respectively)	6,046,302	2,124,280

Gross profit	1,104,263	728,090
Sales and marketing	165,703	180,235
General & administrative (including stock compensation
expense 123(r) of $371,702 and $63,976, respectively)	1,680,274	936,938
Depreciation expense	37,315	15,550

Loss from operations	(779,029)	(404,633)
Interest income	15,942	31,838
Interest expense	(99,573)	(3,305)

Net loss before income tax	$(862,660)	$(376,100)
Income tax benefit, net	--	--

Net loss	$(862,660)	$(376,100)

Basic and diluted net loss per share	$(0.02)	$(0.01)

Basic and diluted weighted average shares outstanding	54,033,687	51,937,845

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,

	2008	2007
	(unaudited)
Cash flows from operating activities:
Net loss	$(862,660)	$(376,100)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation expense	50,114	24,491
Amortization	201,107	101,107
Amortization of deferred financing costs	2,143	--
Stock options expense	371,702	63,976
Changes in assets and liabilities
Accounts receivable	1,554,121	2,927,298
Prepaid expenses and other assets	(85,121)	(90,015)
Accounts payable and accrued expenses	1,022,126	(2,648,016)

Net cash provided by operating Activities	$2,253,532	$2,741

Net cash flows from investing activities:
Purchase of subsidiary, net of cash acquired	(4,901,745)	--
Purchase of property and equipment	(27,523)	(22,389)

Net cash flows used in investing activities	$(4,929,268)	$(22,389)

Net cash used in financing activities:
Borrowings on notes payable	3,800,000	--
Principal payments on notes payable	(609,471)	--
Principal payments under capital lease obligation	(28,711)	(11,476)
Costs related to registration statement	--	(28,207)
Proceeds from exercise of stock options	14,400	26,110
Costs related to financing purchase of subsidiary	(13,713)	--

Net cash provided by (used in) financing activities	$3,162,505	$(13,573)

Net increase (decrease) in cash	$486,769	$(33,221)

Cash and cash equivalents, beginning of period	$1,831,991	$2,774,813

Cash and cash equivalents, end of period	$2,318,760	$2,741,592

Supplementary information:
Liabilities incurred but not yet paid relating to
registration statement	$--	$1,513
iSYS Promissory Note not yet paid relating to acquisition	$2,000,000	$--
Cash paid for interest	$43,400	$3,305

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